Exhibit 10.1

Sonus Networks, Inc.

Retention and Restricted Stock Agreement

This Agreement (the “Agreement”) is made between Sonus Networks, Inc. (the “Company”) and Hassan M. Ahmed (the “Executive”) as of November 14, 2007 (the “Award Date”). Capitalized terms used and not otherwise defined in this Agreement are used as defined in the Company’s 1997 Stock Incentive Plan, as amended (the “Plan”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.                                      CEO Retention.  The Company’s Board of Directors recognizes the contributions the Executive has made to continued success of the Company and wishes to retain the Executive as set forth in this Agreement.

2.                                      Award and Issuance of Shares.  The Company shall issue to the Executive, in consideration of employment services rendered and to be rendered, 750,000 shares of common stock, $0.001 par value, of the Company (the “Shares”). This Award is being issued to the Executive pursuant to the Plan and the Award is in all respects subject to the terms and conditions of the Plan, a copy of which has been provided to the Executive (the receipt of which the Executive hereby acknowledges). The Executive hereby accepts the Award subject to all the terms and provisions of the Plan. The Executive further agrees that all decisions under and interpretations of the Plan by the Company will be final, binding, and conclusive upon the Executive and his successors, permitted assigns, heirs, and legal representatives. The Company shall issue to the Executive one or more certificates in the name of the Executive for the Shares being acquired by the Executive. The Executive agrees that unvested Shares shall be subject to forfeiture as set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 5 of this Agreement. The Shares shall be deposited in Escrow in accordance with Section 6 of this Agreement.

3.                                      Vesting.

(a)                                  The Shares shall vest on November 14, 2009 subject to the Executive’s continued service as an executive or as a board director for the Company through November  14, 2009 unless as otherwise set forth herein. Notwithstanding the foregoing:

(i)                                     187,500 Shares shall vest on the date on which the closing price of the common stock of the Company, as reported on the NASDAQ Global Select Market (or such other securities exchange on which the common stock is then listed) is at least $10.00 per share (subject to proportionate adjustment in the event of any stock split, reverse stock split, stock dividend or similar recapitalization event affecting the common stock) for the 10th consecutive trading day, provided the Executive is then an employee or board director of the Company.

(ii)                                  187,500 Shares shall vest on the date the Company first reports its operating results for the fiscal year ending December 31, 2008 in a report furnished to or filed with the Securities and Exchange Commission if the Company’s revenue for such year, as so reported, achieves the Company’s 2008 operating plan, as approved by the Board of Directors. The Compensation Committee of the Board of Directors shall determine whether clause 3(a)(ii) above has been achieved, provided the Executive is then an employee or board director of the Company.

(iii)                               375,000 of the Shares shall vest if the Company hires a successor President or Chief Executive Officer or appoints a successor Chairman, on the date that is three (3) months after the date on which the new President, Chief Executive Officer or Chairman commences employment or service provided the Executive shall assist with the transition as reasonably requested by the Company during such three (3) month period.

(iv)                              All of the unvested Shares shall become vested in full upon (A) an Acquisition of the Company provided the Executive is then an employee or board director of the Company; (B) the termination of the Executive’s employment with the Company by the Company or removal as Chairman without Cause (as defined below); (C) the termination of the Executive’s employment with the Company by the Executive for Good Reason (as defined below) other than in connection with the Company’s hiring of a successor President or Chief Executive Officer or appointment of a successor Chairman; or (D) the termination of the Executive’s employment or service as Chairman as a result of the Executive’s total or partial incapacity due to physical or mental illness, or death.

(b)                                 The Compensation Committee of the Board of Directors may in its discretion accelerate the vesting schedule at any time.

(c)                                  For purposes of this Agreement:

(i)                                     “Cause” means (A) the Executive’s willful failure substantially to perform his duties as President and Chief Executive Officer that the non-executive Directors of the Board unanimously conclude occurred more than thirty (30) days after receiving written notice of a unanimous vote by the non-executive Directors of such non-performance (other than (x) as a result of total or partial incapacity due to physical or mental illness, or death, or (y) for Good Reason); (B) the Executive’s willful commission of any material act of fraud on the Company as determined by a unanimous vote of the non-executive Directors of the Board; or (C) the Executive’s conviction of, or the entry of a plea of guilty by the Executive to, a felony involving his personal conduct under the laws of the United States or any state thereof; and

(ii)                                  “Good Reason” means (A) the removal of the Executive from any of the positions as Chief Executive Officer, President or Chairman of the Company without Cause; (B) the assignment to the Executive of duties or responsibilities that are inconsistent with his position as Chief Executive Officer, President or Chairman  of the Company; (C) a reduction of the Executive’s annual base salary or target bonus as Chief Executive Officer, President or Chairman of the Company other than as part of a broad-based management or employee reduction; (D) the relocation of the Executive’s place of work such that the distance from the Executive’s current residence to his place of work is increased by more than 30 miles.

4.                                      Forfeiture of Shares.  In the event that the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason prior to November 14, 2009, then, effective upon the cessation of his employment and subject to any accelerated vesting provided for in this Agreement, the Executive shall automatically forfeit (“Forfeiture”), without any action required on the part of the Executive, all of the unvested Shares (“Forfeited Shares”) that the Executive received under the Award without the payment of any consideration by the Company and the Forfeited Shares shall revert to the Company. Upon and after Forfeiture, the Company shall not pay any dividend to the Executive on account of such Forfeited Shares or permit the Executive to exercise any of the privileges or rights of a stockholder with respect to such Forfeited Shares, but shall, in so far as permitted by law, treat the Company as the owner of the Forfeited Shares. Military or sick leave or other bona fide leave will not be deemed a termination of employment provided that it does not exceed the longer of ninety (90) days or the period during which the absent Executive’s re-employment rights are guaranteed by statute or by contract.

5.                                      Restrictions on Transfer.  The Executive shall not, during the term of this Agreement, sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “Transfer”), any of the Shares, or any interest therein, unless and until such Shares are no longer subject to risk of Forfeiture. Notwithstanding the foregoing, the Executive may transfer (i) any or all of his Shares (A) to his parents, spouse, children, stepchildren, grandchildren, or siblings, or spouse of any such person (collectively, “Immediate Family”), (B) to a trust established for the benefit of his Immediate Family or himself, or (C) to a limited liability company or limited partnership, the members or partners of which are members of his Immediate Family or himself, or (ii) any or all of his Shares under his will, provided that all such Shares transferred under (i) or (ii) shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 5 and the Forfeiture provision in Section 4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement. The Company shall not be required (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

6.                                      Escrow.  Certificates representing the Shares, along with stock powers duly executed by the Executive in blank, shall be deposited by the Executive in escrow upon (or as promptly as practicable following) the execution of this Agreement and shall be held in escrow by the Secretary of the Company, as escrow agent (the “Escrow Agent”). Upon vesting of the Shares, the Escrow Agent shall release to the Executive, upon request, a stock certificate for those Shares which have vested (other than any withheld by the Company pursuant to Section 10(b)). In the event Shares are forfeited pursuant to Section 4 or withheld by the Company pursuant to Section 10(b), the Company shall give written notice to the Executive and to the Escrow Agent within ten (10) days specifying the number of Forfeited Shares or Shares to be withheld. The Executive and the Company authorize the Escrow Agent to take all necessary or appropriate actions consistent with the terms of this Agreement, including the delivery to the Company of stock certificates and stock powers for the Shares being forfeited or withheld by the Company. The escrow shall terminate upon the earliest of (i) the vesting and lapse of forfeiture of all Shares awarded under this Agreement, (ii) the election by the Company to waive forfeiture on all of the unvested Shares, or (iii) the election by the Company to terminate this escrow. If at the time of such termination the Escrow Agent should have in its possession any Shares owed to the Executive, the Escrow Agent shall promptly deliver such Shares to the Executive and shall be discharged of all further obligations hereunder. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent or the Company shall not be liable for any act or omission in good faith and in the exercise of reasonable judgment. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Shares held by the Escrow Agent hereunder, the Escrow Agent is authorized to retain such Shares in its possession without liability to anyone all until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired. All reasonable costs, fees and disbursements incurred by the Executive and the Escrow Agent in connection with the performance of its duties hereunder shall be borne by the Company.

7.                                      Adjustments.  If during the term of this Agreement, there is a stock split, stock dividend, stock distribution or other reclassification of the common stock of the Company, any and all new, substituted or additional securities to which the Executive is entitled by reason of his ownership of the Shares shall be immediately subject to conditions of Forfeiture, the restrictions on transfer and other provisions of this Agreement in the same manner and to the same extent as the Shares. If the Shares are converted into or exchanged for, or stockholders of the Company receive, securities of another corporation, or other property (including cash), pursuant to an Acquisition, then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor or acquiring company and this Agreement shall apply to the securities or other property received upon such conversion, exchange or distribution in the same manner, and to the same extent as the Shares.

8.                                      No Obligation to Continue Employment.  The Company and any related corporation are not by the Plan or this Award obligated to continue the Executive’s employment.

9.                                      Compliance with Laws.  The obligations of the Company and the Executive under this Agreement are subject to all applicable laws, rules, and regulations, including all applicable federal and state securities laws and the obtaining of all such approvals by government agencies as may be deemed necessary or appropriate by the Board of Directors (“Board”) or the relevant committee of the Board.

10.                               Tax Matters.

(a)                                  Section 83(b) Election.  The Executive has decided not to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time the Shares are acquired.

(b)                                  Withholding Taxes.  The Executive acknowledges and agrees that the Executive is obligated to pay to the Company the amount of any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the Shares. The Executive shall satisfy such tax withholding obligations by delivery to the Company, on each date on which Shares vest under this Agreement, such number of Shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ Global Select Market or such other exchange on which the common stock is then listed on the trading date immediately prior to such vesting date) equal to the amount of the Company’s withholding obligation; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company is hereby authorized to take such actions as are necessary to effect such delivery of Shares to the Company.

(c)                                  Tax Advice.  The Executive should review with the Executive’s own tax advisors the federal, state, local and other tax consequences of this investment and the transactions contemplated by this Agreement. The Executive acknowledges that he is not relying on any statements or representations of the Company or any of its agents. The Executive understands that the Executive (and not the Company) shall be responsible for the Executive’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

11.                               Severance.  Subject to Section 14, in the event that the Executive’s employment with the Company is terminated by the Company for any reason other than Cause, or in the event that the Executive terminates his employment with Good Reason, within one-hundred and eighty (180) days of Good Reason arising, the Executive will be eligible to receive a lump sum equal to eighteen (18) months base salary and 1.5 times annual bonus at plan at the greater of the Executive’s then applicable annual rates or the annual rates prior to the Good Reason event, paid upon termination.

12.                               Stock Options.

(a)                                  In the event that the Executive’s employment with the Company is terminated by the Company for any reason other than Cause, or in the event that the Executive terminates his employment with Good Reason, within one-hundred and eighty (180) days of Good Reason arising, (a) any stock options granted to the Executive by the Company that are unvested as of the termination date will continue to vest in accordance with the terms of the applicable Option Agreements during the eighteen (18) month period following the date of employment termination and, upon vesting, will remain outstanding and exercisable for a period equal to the lesser of eighteen (18) months from the date of termination or the remaining life of the option, and (b) the Executive’s vested and unexercised stock options will remain outstanding and exercisable for a period equal to the lesser of eighteen (18) months from the date of termination or the remaining life of the option.

(b)                                  In the event that the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive without Good Reason, any stock options that are unvested as of the termination date will cease to vest and the Executive’s vested and unexercised stock options will remain outstanding and exercisable for a period equal to the lesser of one-hundred and eighty (180) days from the date of termination or the remaining life of the option.

13.                               Health Benefits.  Subject to Section 14, in the event that the Executive’s employment with the Company is terminated by the Company for any reason other than Cause, or in the event that the Executive terminates his employment with Good Reason, within one-hundred eighty (180) days of Good Reason arising, the Company will pay the COBRA premiums for health benefits (medical, dental and vision) through eighteen (18) months from the date of termination, with payments to be made on a monthly basis.

14.                               Distributions.  The following rules shall apply with respect to distribution of the payments and benefits (“Payments”), if any, to be provided to the Executive under Sections 11 and 13.

(a)                                  It is intended that each installment of payments and benefits provided under Sections 11 and 13 shall be treated as a separate Payment for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such Payments except to the extent specifically permitted or required by Section 409A;

(b)                                 If, as of the date of the “Separation from Service” of the Executive from the Company, the Executive is not a “Specified Employee” (each within the meaning of Section 409A), then each Payment shall be made on the dates and terms set forth in Sections 11 and 13; and

(c)                                  If, as of the date of the Separation from Service of the Executive from the Company, the Executive is a Specified Employee, then:

(i)  Each of the Payments due under Sections 11 and 13 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Separation from Service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) and shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the Executive’s Separation from Service occurs and the 15th day of the third month following the end of the Company’s tax year in which the Executive’s Separation from Service occurs; and

(ii)  Each of the Payments due under Sections 11 and 13 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the Separation from Service of the Executive of the Company shall not be paid until the date that is six months and one day after such Separation from Service (or, if earlier, the death of the Executive), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s Separation from Service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of Payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or Treasury Regulation 1.409A-1(b)(9)(v) (relating to reimbursements and certain other separation payments). Such Payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the Date of Termination, from the Date of Termination to the date of payment. Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Separation from Service occurs.

15.                               Indemnity.  The Company will continue to honor its existing indemnification obligations to the Executive to the extent allowable by law.

16.                               General.  This Agreement will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware (without reference to principles of conflicts or choice of law). The captions of the sections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement. This Agreement will bind and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, devisees, and legal representatives. This Agreement (including the Plan) supersedes all prior agreements, written or oral, between the Executive and the Company relating to the subject matter of this Agreement. This Agreement may be amended or modified only by a written agreement signed by the Company and the Executive.

Executed as of the date first written above.

SONUS NETWORKS, INC.		HASSAN M. AHMED

By:	/s/ Charles J. Gray	/s/ Hassan M. Ahmed

Name:	Charles J. Gray